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                                                                    Exhibit 23.2

                         [Coopers & Lybrand Letterhead]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post Effective Amendment No. 1 to the Registration Statement of Ambassador Apartments, Inc. on Form S-8 of our report dated February 15, 1996 on our audit of the financial statements of Arbors and Ocean Oaks Real Estate Limited Partnership as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and the period from inception (March 28, 1994) through December 31, 1994, which report is included in the Ambassador Apartments, Inc. current report on Form 8-K dated February 21, 1997. We also consent to the reference of our firm under the caption "Experts".


/s/ Coopers & Lybrand L.L.P.

Dallas, Texas
October 3, 1997